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Exhibit 13.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statements, No. 333-220736 on Form F-3, and No. 333-203139 on Form S-8, of our reports dated February 26, 2019, relating to the consolidated financial statements of GasLog Partners LP, and the effectiveness of GasLog Partners LP's internal control over financial reporting, appearing in this Annual Report on Form 20-F of GasLog Partners LP for the year ended December 31, 2018.

Deloitte LLP

London, United Kingdom

February 26, 2019

Deloitte LLP is a limited liability partnership registered in England and Wales with registered number OC303675 and its registered office at 1 New Street Square, London EC4A 3HQ, United Kingdom.

Deloitte LLP is the United Kingdom affiliate of Deloitte NWE LLP, a member firm of Deloitte Touche Tohmatsu Limited, a UK private company limited by guarantee ("DTTL"). DTTL and each of its member firms are legally separate and independent entities. DTTL and Deloitte NWE LLP do not provide services to clients. Please see www.deloitte.com/about to learn more about our global network of member firms.

© 2019 Deloitte LLP. All rights reserved.

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  Exhibit 13.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM